Exhibit 23.1

CONSENT OF INDEPENDENT REGISTRERED PUBLIC ACCOUNTING FIRM

Ideal Power Inc.
Austin, Texas

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of our report dated July 16, 2013, except for Notes 17 and 18 as to which the date is August 2, 2013, relating to the financial statements of Ideal Power Inc. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2012, appearing in the registration statement on Form S-1 (No. 333-190414) and related prospectus of the Company filed on November 18, 2013, and to the reference to us under the heading “Experts” in the related Prospectus.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Gumbiner Savett Inc.

November 21, 2013